Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
RRSat Global Communications Network Ltd.

We consent to the use of our report dated June 22, 2006 (except for Note 11C and Note 15, which are as of October 31, 2006), with respect to the balance sheets of RRSat Global Communications Network Ltd. as of December 31, 2005 and 2004, and the related statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the the Company’s prospectus filed with the Securities and Exchange Commission on November 1, 2006 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, incorporated herein by reference.

/S/ SOMEKH CHAIKIN Somekh Chaikin Certified Public Accountants (Israel) Member Firm of KPMG International

Tel - Aviv, Israel
February 27, 2007